Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Nos. 033-62331 and 333-26587 of P. H. Glatfelter Company on Form S-8 of our report dated June 21, 2013, appearing in this Annual Report on Form 11-K of the Glatfelter 401(k) Savings Plan for the year ended December 31, 2012.

/s/ ParenteBeard LLC

York, Pennsylvania

June 21, 2013